Exhibit 99.1

LM Funding Announces Receipt of $2.9 million Warrant Proceeds

TAMPA, FL, June 22, 2020 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced that holders of its warrants exercised such warrants for 1,227,700 common shares at $2.40 per share for total consideration of $2,946,480.  The warrants were issued in the company's November 2018 registered unit offering.  The receipt of the proceeds increases the Company cash on hand as it continues executing on the strategy of acquiring accounts from Associations.

“The economic disruption caused by the novel coronavirus pandemic has created an opportunity to buy more accounts from Associations”, said LM Funding’s Chief Executive Officer, Bruce M. Rodgers.  “This unexpected cash influx at $2.40 per share will benefit our efforts to assist our community association customers maintain their buildings, effect repairs, and provide amenities to their residents during this time when more owners than usual are facing unemployment and financial hardship caused by the pandemic.”

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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